                                                                     Exhibit 2.1







                                      ASSET


                               PURCHASE AGREEMENT



                           Dated as of August 18, 1998

                                      ASSET
                               PURCHASE AGREEMENT

                                      INDEX

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
ARTICLE I - PURCHASE AND SALE OF ASSETS; ASSUMED OBLIGATIONS; PURCHASE PRICE; CLOSING.............................1
         1.1 Sale and Purchase of Assets..........................................................................1
         1.2 Assumed Obligations..................................................................................2
         1.3 Payment for Assets...................................................................................3
         1.4 Closing..............................................................................................3
         1.5 Deliveries at Closing................................................................................3

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANIES......................................................4
         2.1 Organization and Corporate Power.....................................................................4
         2.2 Authorization........................................................................................4
         2.3 Title, Condition to Personal Property................................................................4
         2.4 Government Approvals.................................................................................4
         2.5 Litigation...........................................................................................4
         2.6 Compliance with Laws.................................................................................5
         2.7 Taxes................................................................................................5
         2.8 Licenses and Permits.................................................................................5
         2.9 Contracts and Commitments............................................................................5
         2.10 Insurance Coverage..................................................................................5
         2.11 Successor in Interest...............................................................................5
         2.12 No Brokers or Finders...............................................................................5
         2.13 No Conflicts or Defaults............................................................................5
         2.14 Licensure; Medical Staff............................................................................6
         2.15 Solvency............................................................................................6

ARTICLE III - REPRESENTATIONS OF PURCHASER........................................................................6
         3.1 Organization and Corporate Power.....................................................................6
         3.2 Authorization........................................................................................6
         3.3 Government Approvals.................................................................................6
         3.4 Litigation...........................................................................................6
         3.5 No Conflicts or Defaults.............................................................................6
         3.6 No Brokers or Finders................................................................................7
         3.7 Licenses and Permits.................................................................................7

ARTICLE IV - AFFIRMATIVE COVENANTS OF THE COMPANIES PRIOR TO THE CLOSING..........................................7
         4.1 Compliance with Laws, Etc............................................................................7
         4.2 Payment of Taxes.....................................................................................7
         4.3 Inspection...........................................................................................7
         4.4 Regular Course of Business...........................................................................7
         4.5 Advisement of Changes; Government Filings............................................................8
         4.6 Exclusivity..........................................................................................8

ARTICLE V - OBLIGATIONS OF PARTIES AFTER CLOSING..................................................................8
         5.1 Survival of Representations and Warranties...........................................................8
         5.2 Indemnification......................................................................................8
         5.3 Restrictions........................................................................................10
         5.4 Delivery of Records.................................................................................11




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
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
         5.5 Cooperation - Further Assistance....................................................................11
         5.6 Access to Records...................................................................................11

ARTICLE VI - CONDITIONS TO THE OBLIGATIONS OF PURCHASER..........................................................11
         6.1 Representations and Warranties......................................................................11
         6.2 Certified Documents.................................................................................12
         6.3 Consents and Waivers................................................................................12
         6.4 Consents Under Physician Agreements.................................................................12
         6.5 Execution of Amendment..............................................................................12
         6.6 Board Consent.......................................................................................12
         6.7 Release of Liens....................................................................................12
         6.8 Sub Provider Agreement..............................................................................12
         6.9 Deficit Payment Agreement...........................................................................12
         6.10 Deliveries under Section 1.5.......................................................................12

ARTICLE VII - CONDITIONS OF THE OBLIGATIONS OF THE COMPANIES.....................................................13
         7.1 Representations and Warranties......................................................................13
         7.2 Litigation..........................................................................................13
         7.3 Board Consent.......................................................................................13
         7.4 Certified Documents.................................................................................13
         7.5 Consents and Waivers................................................................................13
         7.6 Deficit Reconciliation Agreement....................................................................13
         7.7 Deliveries under Section 1.5........................................................................13

ARTICLE VIII - TERMINATION.......................................................................................14
         8.1 Termination.........................................................................................14
         8.2 Effect of Termination...............................................................................14

ARTICLE IX - CERTAIN DEFINITIONS.................................................................................14

ARTICLE X - MISCELLANEOUS........................................................................................16
         10.1 Parties in Interest................................................................................16
         10.2 Amendments and Waivers.............................................................................16
         10.3 Notices............................................................................................16
         10.4 Expenses...........................................................................................17
         10.5 Counterparts.......................................................................................17
         10.6 Effect of Headings.................................................................................17
         10.7 Further Assurances.................................................................................17
         10.8 Governing Law......................................................................................17
         10.9 Attorneys' Fees....................................................................................17
         10.10 Publicity.........................................................................................17
         10.11 Entire Agreement..................................................................................17
         10.12 Severability......................................................................................18
         10.13 Binding Effect and Assignment.....................................................................18
         10.14 Specific Performance..............................................................................18
         10.15 Companies' Representative.........................................................................18





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


                                LIST OF EXHIBITS


EXHIBIT A             -    Bill of Sale
EXHIBIT B             -    Assignment and Assumption Agreement
EXHIBIT C             -    Form of Escrow Agreement
EXHIBIT D             -    Opinion of Counsel to the Companies
EXHIBIT E             -    Opinion of Counsel to Purchaser
EXHIBIT F             -    Sub Provider Agreement
EXHIBIT G             -    Non-Competition and Non-Solicitation Agreement


                                LIST OF SCHEDULES


Schedule A            -    List of Merged Entities
Schedule B            -    List of Centers
Schedule C            -    List of Physicians
Schedule 1.1(a)       -    Liens
Schedule 1.1(b)       -    Allocation of Purchase Price
Schedule 1.2          -    Assumed Contracts
Schedule 1.5(vii)     -    Affiliates Executing Non-Competition and
                             Non-Solicitation Agreements
Schedule 2.1          -    Organization and Corporate Power
Schedule 2.8(a)       -    Licenses and Permits Maintained
Schedule 2.8(b)       -    Licenses and Permits Required
Schedule 2.9          -    Defaults of Sellers Under Assumed Contracts
Schedule 2.10         -    Insurance Coverage

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT, dated as of August 18, 1998 ("Agreement"), is entered into by and among (i) CAREMED HEALTH SYSTEMS, INC., a Florida corporation (the "Parent"), (ii) CAREMED MEDICAL MANAGEMENT, INC., a Florida corporation and successor in interest to the entities set forth on Schedule A attached hereto, and CAREMED HEALTH ADMINISTRATOR'S, INC., a Florida corporation and successor in interest to the entities set forth on Schedule A, (each, a "Seller" and collectively with the Parent, the "Companies" or individually a "Company") and (iii) CONTINUCARE MANAGED CARE, INC., a Florida corporation (the "Purchaser").

                                R E C I T A L S:

         A. Purchaser desires, upon the terms and subject to the conditions set forth herein, to (i) purchase certain assets of the Sellers, each of which is a provider of primary care medical services to patients pursuant to the Foundation Contracts (the "Business") at outpatient centers (the "Centers") identified on Schedule B attached hereto, and (ii) assume certain liabilities of the Sellers, as more specifically described in Article I of this Agreement.

         B. The Sellers desire to sell such assets and transfer such liabilities, upon the terms and subject to the conditions set forth herein.

         C. The Sellers contract with the physicians identified on Schedule C attached hereto (collectively, the "Physicians") pursuant to the contracts or agreements, also set forth on Schedule C.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF ASSETS; ASSUMED
                      OBLIGATIONS; PURCHASE PRICE; CLOSING

         1.1      Sale and Purchase of Assets.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 1.4 hereof, the Sellers shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens except as disclosed on Schedule 1.1(a) attached hereto, and Purchaser shall purchase, acquire and accept delivery of the following:

                           (i) all right, title and interest in and to the Assumed Contracts listed on Schedule 1.2 attached hereto;

                           (ii) to the extent allowable by applicable Legal Requirements, patient lists and other information regarding patients presently covered under the Foundation Contracts; and

                           (iii) all rights of the Sellers in and to all goodwill associated with the Assumed Contracts.

         The aforesaid assets and properties to be transferred to the Purchaser hereunder are hereinafter collectively referred to as the "Assets" which term specifically does not include any interest in the rights or obligations of Parent under that certain Deficit Reconciliation Agreement dated on or about the Closing Date by and between Parent and Foundation.

                  (b) Allocation of Purchase Price. The Purchase Price shall be allocated, apportioned and adjusted among the Assets as described on Schedule 1.1(b) hereto, as shall be mutually determined by the parties hereto in the manner specified in accordance with Section 1060 of the Code. Each of the parties hereto agrees to prepare and file all tax returns (including Form 8594) in a manner consistent with such allocation and to report this transaction for Federal and state income tax purposes in accordance with such allocation of the Purchase Price and shall use their reasonable efforts to sustain such allocation in any subsequent tax audit or dispute.

                  (c) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by the Seller of the Assets to the Purchaser in accordance with Subsection 1.1(a) hereof shall be effected on the Closing Date by the Sellers' execution and delivery to the Purchaser of the Bill of Sale in the form and substance attached hereto as Exhibit A (the "Bill of Sale"). At the Closing, good and valid title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Sellers to the Purchaser pursuant to the Bill of Sale, free and clear of any and all Liens, except as disclosed on
Schedule 1.1(a) attached hereto.

         1.2 Assumed Obligations. On the Closing Date, the Purchaser shall assume, and shall agree to satisfy and discharge as the same shall become due, the Sellers' liabilities and other obligations arising subsequent to the Effective Date under the Foundation Contracts and the Physician Agreements, as specifically set forth on Schedule 1.2 attached hereto (the "Assumed Contracts") to the extent that the Sellers' rights thereunder are effectively transferred to Purchaser at Closing (collectively referred to as the "Assumed Obligations"), which assumption shall be evidenced by delivery of an Assignment and Assumption Agreement, in the form and substance attached hereto as Exhibit B. Except for the Assumed Obligations, the Purchaser shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Companies, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise. The Parent and Sellers expressly acknowledge and agree that the Sellers shall retain, and that Purchaser shall not assume or otherwise be obligated to pay, perform, defend or discharge, except for the Assumed Obligations (which shall be assumed by Purchaser as of the Effective Date), any liabilities or obligations of Companies which arise or are asserted by reasons of events, acts (or failures to act) or transactions occurring, or the operation of the Business, prior to the Effective Date (collectively the "Excluded Liabilities"), including, but not limited to, (i) any liability of the Companies for Taxes, whether measured by income or otherwise, (ii) any liability to employees or Physicians for medical claims (other than Assumed Obligations arising after the Effective Date) or other insurance-related matters of Sellers' employees, (iii) any liability of the Companies under any federal, state or local law, rule, regulation, ordinance, program, permit, or other Legal Requirement relating to health, safety, hazardous substances and environmental matters applicable to the Business and/or the facilities Used in connection with the Business by the Sellers (whether or not owned by Sellers), (iv) any liability pertaining to Medicare, Medicaid, or comparable federal or state payor or regulatory agencies, (v) any liability with respect to the Business to the extent arising from any accident, occurrence, misconduct, or breach of fiduciary duty, (vi) any liability or obligation arising under any contract or agreement (other than the Assumed Contracts subsequent to the Effective Date), (vii) any liability or obligation incurred in connection with (a) the negotiation, execution or performance of this Agreement and the Related Agreements, including any and all legal, accounting, lenders' and other professional fees and expenses, or (b) any other effort(s) to sell or dispose of the Assets, (viii) any liability for matters to be disclosed (or required to be disclosed) as litigation matters, or (ix) any liability under the Foundation Contracts or the Physician Agreements (other than Assumed Obligations arising after the Effective
Date). The Companies further agree to satisfy and discharge as the same shall become due all obligations and liabilities of the Sellers under the Foundation Contracts or the Physician Agreements not specifically assumed by the Purchaser. Purchaser's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies which such parties would have had against Sellers had this Agreement not been consummated.

         1.3 Payment for Assets. Subject to modification as provided elsewhere in this Agreement, as payment for the Assets being acquired by the Purchaser hereunder, Purchaser shall deliver, on the Closing Date, an aggregate amount of $1,725,000, payable as follows: (i) by delivery to Parent (at Sellers' express direction), cash consideration in the amount of $1,125,000, payable by certified check or wire transfer (in same day funds) to an account specified by Parent in writing to Purchaser, and (ii) by delivery to Greenberg Traurig, P.A., as escrow agent, $600,000, to be held pursuant to the terms of the Escrow Agreement, in the form and substance attached hereto as Exhibit C; provided, however, in the event the Closing Date is prior to or on August 14, 1998 and the capitation payment for August is paid to Parent and not Purchaser, the Purchase Price hereunder shall be reduced by an amount equal to such capitation payment. In addition to such amounts, Purchaser shall pay $5,000,000 to Foundation, on terms heretofore agreed upon by Purchaser and Foundation, which amount represents the entire deficit owed by Sellers to Foundation pursuant to the terms of the Foundation Contracts subject to Parent's rights under the Deficit Reconciliation Agreement. The aggregate amount set forth in this Section 1.3 is hereinafter referred to as the "Purchase Price."

         1.4 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida, on the date (the "Closing Date") on which all of the conditions to each party's obligations hereunder have been satisfied or waived or such other date as the parties may agree in writing, but in any event not later than August 31, 1998. The Closing shall be effective as of 12:01 a.m. on August 1, 1998 (the "Effective Date").

         1.5 Deliveries at Closing. At the Closing, the parties shall deliver or cause to be delivered the following:

                           (i) the Bill of Sale in the form and substance attached hereto as Exhibit A;

                           (ii) the Assignment and Assumption Agreement in the form and substance attached hereto as Exhibit B;

                           (iii) the Escrow Agreement in the form and substance attached hereto as Exhibit C;

                           (iv) a legal opinion of legal counsel for Parent and the Sellers addressed to Purchaser in the form and substance attached hereto as Exhibit D;

                           (v) a legal opinion of legal counsel for the Purchaser addressed to Parent and Sellers in the form and substance attached hereto as Exhibit E;

                           (vi) the Sub Provider Agreement in the form and substance attached hereto as Exhibit F, relating to the provision of healthcare services at the Centers;

                           (vii) the Non-Competition and Non-Solicitation Agreements, executed by each of the affiliates of the Companies set forth on Schedule 1.5(vii) attached hereto, in the form and substance attached hereto as Exhibit G;

                           (viii) the Purchase Price in accordance with the terms of Section 1.3 hereof;

                           (ix) a certificate signed by the President of the Sellers, dated the date of the Closing, stating that the conditions in Sections 6.1 and 6.3 have been satisfied as of the Closing;




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

                           (x) a certificate signed by the President or a Vice President of the Purchaser, dated as of the Closing, stating that the conditions in Section 7.1 have been satisfied as of the Closing; and

                           (xi) such other items contemplated under Articles VI and VII hereof.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

         In order to induce the Purchaser to consummate the transactions under this Agreement, each of the Companies, jointly and severally, makes the following representations and warranties, which are true, correct and complete in all respects on the date hereof unless otherwise provided therein, and shall be true, correct and complete in all material respects as of the Closing:

         2.1 Organization and Corporate Power. Each Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and (ii) has all requisite corporate power and authority to own the Assets and perform all obligations under the Foundation Contracts and Physician Agreements. No proceeding looking toward or relating to the dissolution or merger of any Company or the amendment of any Company's articles of incorporation is pending or has been commenced or is contemplated, except as disclosed on Schedule 2.1 attached hereto. No Company is in violation in any material respect of its articles of incorporation or bylaws.

         2.2 Authorization. Each Company has all necessary corporate power and authority, and, as of the Closing Date, shall have taken all necessary corporate action, including shareholders' approval, required for the due authorization, execution, delivery and performance by such Company of this Agreement and the Related Agreements to which such Company is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which each Company is a party will be, valid and binding obligations of such Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws which affect creditors' rights generally, or by general principles of equity.

         2.3 Title, Condition to Personal Property. Sellers collectively own all of the Assets being conveyed to Purchaser under this Agreement, free and clear of all liens (except as disclosed on Schedule 1.1 attached hereto, which liens shall be released prior to the Closing). No Company has granted any option or other right to acquire any of the Assets other than pursuant to this Agreement, which option or right is in effect on the date hereof.

         2.4 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of any Company in connection with the execution, delivery and performance by any Company of this Agreement or any of the Related Agreements.

         2.5 Litigation. There are no claims, actions, suits, investigations or proceedings against any Company in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not) pending or, to the Knowledge of the Sellers, threatened, against such Company wherein an unfavorable judgment, decree or ruling would adversely affect the Assets or such Company's ability to consummate the transactions contemplated by this Agreement or the Related Agreements.

         2.6 Compliance with Laws. Each Company is and has been in compliance in all material respects with any and all federal and state laws and regulations applicable with respect to the Foundation Contracts and Physician Agreements. No Company is currently under any active or pending investigation by any Governmental Authority, or to the Knowledge of Sellers, has received or entered into any impending or currently effective or outstanding citations, complaints, consent orders, compliance schedules, or other similar enforcement orders, or has received any written notice, asserting that any Company is not in compliance in any material respect with any applicable federal and state laws and regulations. There are no orders, judgments, writs, injunctions, decrees, or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Assets.

         2.7 Taxes. There is no tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against the Assets.

         2.8 Licenses and Permits. Sellers maintain the permits and licenses set forth on Schedule 2.8(a) attached hereto. Except for the occupational licenses required by Miami-Dade and Broward counties, and except as set forth on Schedule 2.8(b) attached hereto, there are no permits, licenses, orders, certifications, franchises or other rights and privileges of any federal, state, local or foreign governmental or regulatory bodies necessary for the Sellers to perform the obligations under the terms of the Foundation Contracts and the Physician Agreements.

         2.9 Contracts and Commitments. Sellers have previously furnished to Purchaser true and correct copies of the Assumed Contracts as set forth on
Schedule 1.2 attached hereto. Except as set forth on Schedule 2.9 attached hereto, all of the Assumed Contracts are valid and enforceable and are in full force and effect, notwithstanding that there may be disputes and claims between the parties to the Foundation Contracts with respect thereto. To the Knowledge of the Sellers, no amounts are owed to any of the Physicians under the terms of the Physician Agreements for the period of time prior to the Closing Date.

         2.10 Insurance Coverage Each of the Sellers maintains all insurance policies (the "Policies") to be maintained by Sellers as required under the terms of the Foundation Contracts. Schedule 2.10 attached hereto constitutes a true and complete description of (i) all of the Policies currently in force and effect, (ii) the coverage and limits on the Policies; and (iii) all current and open or known claims pending under any of the Policies. All of the Policies are, and for the period ending on the Closing Date shall be, in full force and effect.

         2.11 Successor in Interest Each Seller is the successor in interest as a result of corporate merger to those entities set forth on Schedule A attached hereto.

         2.12 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any Company for any commission, fee or other compensation as a finder or broker because of any act or omission of any Company.

         2.13 No Conflicts or Defaults. The execution, delivery and performance by each Company of this Agreement and the Related Agreements to which it is or will be a party and any of the transactions contemplated hereby or thereby does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the articles of incorporation or bylaws of such Company, or (B) any law, rule, regulation, order, judgment, writ, injunction, decree, agreement, indenture or other instrument applicable to such Company (ii) result in the creation of any Lien or other encumbrance upon any of the Assets, or (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (except for the consent of Foundation which will be obtained prior to Closing), except (x) in any case described under Subsection 2.13(i)(B) above where such violation or conflict would not have an adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is or will be a party, or an adverse effect on the ability of the Purchaser to utilize the Assets after the Closing Date consistent with past practice, and (y) in any case described under Subsection 2.13(iii) above, where the failure to obtain, or make, such consent, waiver, approval, order, authorization, declaration, registration, qualification or filing would not have an adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is or will be a party, or an adverse effect on the ability of the Purchaser to utilize the Assets after the Closing Date consistent with past practice.

         2.14 Licensure; Medical Staff. Schedule C attached hereto sets forth a list of the Physicians. To the Actual Knowledge of Sellers, (i) all Physicians are licensed to practice medicine in the State of Florida, without limitation or restriction, and no such restriction or limitation is pending, threatened or under appeal, (ii) there are no pending or threatened disciplinary or corrective actions (including without limitation probation or appeals) against the Physicians.

         2.15 Solvency. Immediately after giving effect to (i) the consummation of this Agreement and (ii) the merger described in Schedule 2.1, the tangible assets of the surviving corporation of that merger will exceed its liabilities as reflected on its balance sheet.

                                  ARTICLE III

                          REPRESENTATIONS OF PURCHASER

         Purchaser hereby makes to the Companies the following representations and warranties which are true, correct and complete in all respects on the date hereof unless otherwise provided therein, and shall be true, correct and complete in all material respects as of the Closing:

         3.1 Organization and Corporate Power. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own the Assets and perform all obligations under the Assumed Contracts. Purchaser is not in violation in any material respect of its articles of incorporation or bylaws.

         3.2 Authorization. Purchaser has all necessary corporate power and authority, and, as of the Closing Date, shall have taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which the Purchaser is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Purchaser is a party will be, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws which affect creditors' rights generally, or by general principles of equity.

         3.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Related Agreements.

         3.4 Litigation. There are no claims, actions, suits, investigations or proceedings against the Purchaser in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not) pending or, to the knowledge of Purchaser, threatened, against Purchaser wherein an unfavorable judgment, decree or ruling would adversely affect Purchaser's ability to consummate the transactions contemplated by this Agreement or the Related Agreements.

         3.5 No Conflicts or Defaults. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which it is or will be a party and any of the transactions contemplated hereby or thereby does not and will not (i i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the articles of incorporation or bylaws of the Purchaser or (B) any law, rule, regulation, order, judgment, writ, injunction, decree, agreement, indenture or other instrument applicable to Purchaser, or (ii ii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (except for the consent of Foundation which will be obtained prior to Closing), except (x) in any case described under Subsection 3.5(i)(B) above where such violation or conflict would not have an adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is or will be a party, and (y) in any case described under Subsection 3.5(ii) above, where the failure to obtain, or make, such consent, waiver, approval, order, authorization, declaration, registration, qualification or filing would not have an adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is or will be a party.

         3.6 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser.

         3.7 Licenses and Permits Purchaser maintains the permits, licenses, orders, certifications, franchises and other rights and privileges of any federal, state, local or foreign governmental or regulatory bodies necessary for the Purchaser to perform its obligations under the terms of the Assumed Contracts.

                                   ARTICLE IV

           AFFIRMATIVE COVENANTS OF THE COMPANIES PRIOR TO THE CLOSING

         Without limiting any other covenants and provisions hereof, each Company covenants and agrees that it will observe the following covenants from the date of this Agreement until the Closing (or until this Agreement is terminated pursuant to Article VIII hereof).

         4.1 Compliance with Laws, Etc. Each Company will comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority applicable with respect to the Foundation Contracts and the Physician Agreements.

         4.2 Payment of Taxes. Each Company will pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits (the "Taxes"), or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and (ii) all lawful claims, which, in any case described in subsections (i) or (ii) hereof, if unpaid, might become a Lien upon any Asset, subject to the right of each Company to contest timely any such Taxes.

         4.3 Inspection. Subject to the terms of the Confidentiality and Non-Solicitation Agreement (the "Confidentiality Agreement") dated December 10, 1997, as amended, among Parent, Continucare and Continucare Physician Practice Management, Inc. (the "Confidentiality Agreement") (each of the Sellers and the Purchaser hereby agreeing to be bound by the terms of such Confidentiality Agreement and be treated as a party thereto), the Companies shall (i) permit Purchaser and its authorized employees, agents, accountants, legal counsel, lenders and other representatives (for purpose of this Section 4.3 only being referred to as "representatives") to have access to the books, records, employees, accountants, and other representatives of the Companies at all times reasonably requested by Purchaser for the purpose of conducting an investigation of the Assets, and (ii) make available to Purchaser for examination and reproduction all documents and data of every kind and character relating to the Assets in possession or control of, or subject to reasonable access by, the Companies, including, without limitation, all files, records, data and information relating to the Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments related thereto.

         4.4 Regular Course of Business. Each Company will use reasonable commercial efforts to preserve the Foundation Contracts and the Physician Agreements as presently in full force and effect; provided, however, that nothing shall require any Company to compromise or limit any of its rights under such Assumed Contracts, or to accept or make, as the case may be, any payments that such Company disputes in good faith, or to make payments or otherwise take action with respect to defaults or breaches alleged by, and against, such Company or Foundation under the terms of the Foundation Contracts, or to make payments or take other action at any particular time.

         4.5 Advisement of Changes; Government Filings. Each Company shall advise the Purchaser of any change or event which would cause or constitute a breach of any of the representations, warranties or covenants of such Company contained herein.

         4.6 Exclusivity. Each Company will not, and will cause its respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this Section 4.6 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than Purchaser relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Sellers, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, the Sellers, or similar transaction, other than the transactions contemplated under this Agreement or described in Schedule 2.1 attached hereto (such proposals, disclosures, negotiations, or transactions being referred to as "Acquisition Proposals"). Each Company will notify Purchaser within twenty-four (24) hours orally and within forty-eight (48) hours in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to Purchaser a copy of any written proposal. The provisions of this Section 4.6 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII, and (y) the Closing Date.

                                   ARTICLE V

                      OBLIGATIONS OF PARTIES AFTER CLOSING

         5.1 Survival of Representations and Warranties. All representations and warranties made by each party in this Agreement and in each Schedule shall survive the Closing Date and for a period of nine (9) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the other party provided that no such time limitation shall be applicable with respect to a claim of fraud against any party. All representations and warranties related to any claim asserted in writing prior to the expiration of such nine (9) month period shall survive (but only with respect to such claim until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made).

         5.2 Indemnification.

                  (a) Subject to the terms and conditions of this Article V, each Company, jointly and severally, shall indemnify and defend and hold harmless Purchaser, and its officers, directors, employees, agents, representatives and affiliates (including Continucare) against and with respect to any and all damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (all of the foregoing hereinafter collectively referred to as a "Loss"), regardless of whether an action has been filed or asserted against Purchaser or Continucare after the Closing Date, arising from, in connection with or with respect to the following items (i) any misrepresentation or breach of warranty made by a Company under this Agreement or any Related Agreements,
(ii) any failure to fulfill any agreement or covenant on the part of any Company or the parties to the Non-Competition and Non-Solicitation Agreements under this Agreement or any Related Agreements; (iii) any assertion or claim against Purchaser or its affiliates of any Excluded Liabilities; (iv) a determination that the sale of the Assets hereunder is ineffective against any creditor of Sellers (other than the Assumed Obligations) or any taxing authority or other entity asserting any similar claim against Sellers; and (v) any and all actions, suits, proceedings, judgments, settlements, costs, penalties and legal and other expenses incident to any of the foregoing. A Loss shall not be deemed to have been sustained solely by reason of a failure on the part of a Company to list in any Schedule any matter required to be listed therein. Notwithstanding the foregoing provisions, (a) all such claims by Purchaser shall be net of any insurance proceeds received thereby, and (b) other than a claim for fraud, in no event shall the indemnifiable Loss exceed $600,000 in the aggregate.

                  (b) Subject to the terms and conditions of this Article V, Purchaser shall indemnify and defend and hold harmless each Company and its respective officers, directors, employees, agents, representatives and affiliates against and with respect to any and all Loss, regardless of whether an action has been filed or asserted against a Company after the Closing Date, arising from, in connection with or with respect to the following items (i) any misrepresentation or breach of warranty made by Purchaser under this Agreement or any Related Agreements, (ii) any failure by Purchaser to fulfill any agreement or covenant on the part of Purchaser under the Agreement and any Related Agreements; (iii) any assertion or claim against a Company of any Assumed Obligations; (iv) a determination that the sale of the Assets hereunder is ineffective against any creditor of Purchaser (other than the Assumed Obligations) or any taxing authority or other entity asserting any similar claim against Purchaser; and (v) any and all actions, suits, proceedings, judgments, settlements, costs, penalties and legal and other expenses incident to any of the foregoing. A Loss shall not be deemed to have been sustained solely by reason of a failure on the part of the Purchaser to list in any Schedule any matter required to be listed therein. Notwithstanding the foregoing provisions,
(a) all such claims by indemnified parties shall be net of any insurance proceeds received thereby, and (b) other than a claim for fraud, in no event shall the indemnifiable Loss exceed $600,000 in the aggregate.

                  (c) Matters Involving Third Parties

                           (i) If any third party shall notify any party (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article V, the Indemnified Party shall promptly, and in any event within ten (10) business days after receiving notice of the Third Party Claim, notify each Indemnifying Party thereof in writing (including with such writing all complaints and other documents related to such matter). The omission so to notify the Indemnifying Party will not relieve it from any liability it may have hereunder unless the Indemnifying Party has been materially prejudiced thereby or such failure causes the amount of Loss for which the Indemnifying Party is liable to be greater than they otherwise would have been had the Indemnified Party given timely notice hereunder, but in such event liability shall only extend to the extent of such greater Loss.

                           (ii) Any Indemnifying Party shall have the right at
any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably). After notice from an Indemnifying Party to the Indemnified Party of an election to assume the defense thereof, the Indemnifying Party shall not be liable to an Indemnified Party for the related attorneys' fees and other costs and expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (1) the defendants in any action include both Indemnifying and Indemnified Parties (or their respective affiliates) and in which case there is a conflict of interest which would prevent counsel for an Indemnifying Party from also representing the defendant Indemnified Party (or defendant affiliate) in which case the defendant Indemnified Party or affiliate shall have the right to select separate counsel reasonably satisfactory to the Indemnifying Party to participate in the defense of such action on behalf of the Indemnified Party (or affiliate); or (2) the Indemnifying Party shall not have employed counsel reasonably satisfactory to an Indemnified Party to represent the Indemnified Party within thirty (30) days after notice of the commencement of the action or such later reasonable time which shall not result in prejudice to the rights of the Indemnified Party. Such defense shall be at the cost and expense of the Indemnifying Party if it is subsequently determined that such party was obligated to indemnify the Indemnified Party with respect to such Loss.

                           (iii) Unless and until an Indemnifying Party assumes
the defense of the Third Party Claim as provided in Subsection 5.2(c)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner that it reasonably may deem appropriate.

                           (iv) In no event will the Indemnified Party consent
to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each Indemnifying Party (not to be unreasonably withheld).

                           (v) Each Indemnified Party shall cooperate fully in
all aspects of investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Subsection 5.2(c), including, without limitation, by providing the Indemnifying Party (and its agents) with reasonable access to the books and records relevant to the subject matter of such claim, and to such employees and officers (including as witnesses) and other information as the Indemnifying Party (and its agents) may reasonably request. Each Indemnifying Party shall reimburse each Indemnified Party for any out-of-pocket costs and expenses incurred with respect thereto upon receipt of reasonable supporting documentation. In exercising its rights hereunder, the Indemnifying Party shall use (and shall cause their agents to use) reasonable efforts to avoid undue disruption to the Indemnified Party's business and operations.

                  (d) Any claim for indemnification by Purchaser hereunder shall be satisfied, at the option of the Purchaser, by set-off against any payments not yet received by the Companies from Purchaser pursuant to the terms of the Escrow Agreement.

                  (e) The remedies provided in this Article V shall be the sole and exclusive remedies of the parties and their respective affiliates and none of them shall assert any other right, or seek any other remedies against the other parties or their respective affiliates; provided, however, that notwithstanding the foregoing, (1) the parties may seek injunctive relief and other equitable remedies against one another, (2) the parties may pursue any claims for fraud against one another, and (3) nothing herein shall limit the obligations of the Purchaser with respect to covenants and agreements to be performed by it following the Closing Date, or the obligations of the Companies with respect to the Excluded Liabilities or with respect to covenants and agreements to be performed by the Companies or the parties to the Non-Competition and Non-Solicitation Agreements following the Closing Date.

                  (f) The Companies, jointly and severally, agree to indemnify and save harmless the Purchaser, and the Purchaser agrees to indemnify and save harmless the Companies, and each of their respective partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

         5.3 Restrictions. In consideration of the payment of the Purchase Price, and in order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Company hereby covenants and agrees as follows:

                  (a) Except as contemplated by the Sub Provider Agreement, each Company agrees that for a period of five (5) years from and after the Closing Date, no Company will, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, solicit (i) any patients presently covered under the Foundation Contracts, or (ii) any Physicians. These restrictions shall not apply in regard to any individual patient, with respect to whom a Company can clearly demonstrate that termination of the physician-patient relationship creates an unreasonable health risk. Except as contemplated by the Sub Provider Agreement, for a period of five (5) years after the Closing, each

Company agrees that, without the prior written consent of Purchaser, no Company nor its affiliates shall hire, solicit or offer employment to any Physicians. These non-solicitation provisions shall be in addition to any similar provisions under any separate agreements (except the Sub Provider Agreement) between any affiliate of a Company and Purchaser or its affiliates.

                  (b) Except as contemplated by the Sub Provider Agreement, each Company agrees that for a period of three (3) years from and after the Closing Date, no Company will, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, engage in a Competing Business within the Territory, without Purchaser's prior written consent. For purposes of this Subsection 5.3(b), "Competing Business" shall mean the provision of primary care medical services or the management of such services. These non-competition provisions shall be in addition to any similar provisions under any separate agreements between any affiliate of a Company and Purchaser or its affiliates. Any conflict between the terms of this Section 5.3(b) and the terms of the Sub Provider Agreement shall be resolved in favor of the Sub Provider Agreement.

                  (c) It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Company or its affiliates of any or all of the covenants and agreements contained in this Section 5.3 may cause irreparable harm and damage to Purchaser in a monetary amount which may be virtually impossible to ascertain. As a result, each Company recognizes and hereby acknowledges that Purchaser shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement by each Company and/or their respective associates, affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Purchaser may possess hereunder, at law or in equity.

         5.4 Delivery of Records. On the Closing Date, each Seller shall deliver, cause to be delivered, or make available to Purchaser copies of all records and files then in such Seller's possession relating to the Assets.

         5.5 Cooperation - Further Assistance. From time to time, as and when reasonably requested by a party after the Closing, the other party will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

         5.6 Access to Records. From and after the Closing, the Purchaser shall permit the Sellers' Representative, and the Sellers' Representative shall permit the Purchaser, as the case may be, to have access during normal business hours, to the books, records, files, files, agreements and other information (including tax workpapers and returns) in the possession of such party to the extent and at all time reasonably requested by such party for the purpose of (i) preparing tax returns or (ii) investigating or defending any claim made by or against such party with respect to the Assets, the Excluded Liabilities, or the Deficit Reconciliation Agreement in connection with periods ending on or before the Closing Date.

                                   ARTICLE VI

                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

         The obligation of the Purchaser to purchase the Assets and deliver the Purchase Price therefor at the Closing shall be subject at its election to the satisfaction of each of the conditions stated in this Article VI.

         6.1 Representations and Warranties. The representations and warranties of the Companies contained in this Agreement and the Schedules shall be true and correct in all material respects on the date of such Closing with the same effect as though made on and as of that date (provided, however, that the materiality qualifications in any representations subject to this condition to Closing shall be disregarded solely for the purposes hereof and, instead, such representations in the aggregate must be true and correct in all material respects), and the Sellers shall have performed and satisfied in all material respects all agreements and covenants required to be performed or satisfied by them at or prior to the Closing.

         6.2 Certified Documents. The Purchaser shall have received certificates from appropriate authorities as to the good standing of each Company, which the Purchaser or their counsel may reasonably request.

         6.3 Consents and Waivers. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of the Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Agreement. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any third party or Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect.

         6.4 Consents Under Physician Agreements. Purchaser shall have received evidence that the necessary consent to transfer the Physician Agreements have been obtained or, in the alternative, that new contracts have been entered into with the Physicians in a form acceptable to Purchaser in its sole discretion.

         6.5 Execution of Amendment Purchaser and Foundation shall have executed a second amendment to the Professional Provider Agreement dated February 1, 1998, as amended, by and between Purchaser and Foundation, with respect to increased capitation, in a form acceptable to the Purchaser in its sole discretion.

         6.6 Board Consent. This Agreement shall have been approved by the Board of Directors of Continucare, provided, however, that the condition set forth in this Section 6.6 shall automatically terminate and be without further force and effect after August 14, 1998.

         6.7 Release of Liens Purchaser shall have received evidence that any and all liens against the Assets (including, but not limited to those liens set forth on Schedule 1.1 attached hereto) shall have been released as evidenced by the filing of UCC-3 termination statements or UCC-3 statements of change, as applicable, with the appropriate governmental authority.

         6.8 Sub Provider Agreement. Purchaser and Osvaldo Martinez shall have executed a Sub Provider Agreement (to be effective as of the Effective Date) in the form and substance of Exhibit F hereto.

         6.9 Deficit Payment Agreement. Purchaser and Foundation shall have executed a Deficit Payment Agreement in a form acceptable to the Purchaser in its sole discretion.

         6.10 Deliveries under Section 1.5 The deliveries to be made by the Companies as set forth in Section 1.5 shall have been made.

                                  ARTICLE VII

                 CONDITIONS OF THE OBLIGATIONS OF THE COMPANIES

         The obligation of the each Company hereunder shall be subject at their election to the satisfaction of each of the conditions stated in this Article VII.

         7.1 Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on the date of Closing with the same effect as though made on and as of that date, (provided, however, that the materiality qualifications in any representations subject to this condition to Closing shall be disregarded solely for the purposes hereof and, instead, such representations in the aggregate must be true and correct in all material respects), and the Purchaser shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

         7.2 Litigation. No suit, action or other proceeding (excluding any such matter initiated by or on behalf of any Company) shall be pending or threatened before any Governmental Authority seeking to restrain any Company or prohibit the Closing or seeking material damages against any Company or its assets as a result of the consummation of this Agreement, in each case where such suit, action or proceeding has a reasonable probability for success.

         7.3 Board Consent. This Agreement shall have been approved by the Board of Directors and the shareholders of each Company, provided, however, that the condition set forth in this Section 7.3 shall automatically terminate and be without further force and effect after August 14, 1998.

         7.4 Certified Documents. The Companies shall have received certificates from appropriate authorities as to the good standing of Purchaser, which the Companies or their counsel may reasonably request.

         7.5 Consents and Waivers. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of the Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Agreement. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any third party or Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect.

         7.6 Deficit Reconciliation Agreement. Parent and Foundation shall have executed the Deficit Reconciliation Agreement in a form heretofore agreed to by Parent and Foundation.

         7.7 Deliveries under Section 1.5 The deliveries to be made by the Companies as set forth in Section 1.5 shall have been made.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated:

                  (a) By mutual written consent of Sellers and Purchaser.

                  (b) By the Sellers or the Purchaser, if the Closing shall not have been consummated by August 31, 1998.

                  (c) By Purchaser, if any party to this Agreement other than Purchaser breaches any material representation, warranty, covenant or agreement in this Agreement.

                  (d) By Sellers, if any party to this Agreement other than the Sellers breaches any material representation, warranty, covenant or agreement of this Agreement.

                  (e) By Purchaser prior to or on August 14, 1998, in the event that Purchaser fails to obtain the approval of the Board of Directors of Continucare.

                  (f) By Sellers prior to or on August 14, 1998, in the event that Sellers fail to obtain the approval of their respective Board of Directors and shareholders.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of any of its material obligations under this Agreement, there shall be no liability or obligation on the part of the Sellers or the Purchaser or their respective officers or directors (except as set forth in Sections 10.4, 10.5, 10.9, and 10.10 hereof and the Confidentiality Agreement, which shall survive the termination). Nothing contained in this Section 8.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquisition Proposals" shall have the meaning set forth in
Section 4.6.

         "Actual Knowledge" shall mean the actual knowledge of Parent or Sellers or any of their respective directors and officers with respect to the matter in question.

         "Assets" shall have the meaning set forth in Section 1.1.

         "Assumed Contracts" shall mean those contracts and agreements listed on
Schedule 1.2.

         "Assumed Obligations" shall have the meaning set forth in Section 1.2.

         "Business" shall mean the provision of health care services at the Centers by the Sellers and the Physicians as referred to in the Recitals section of this Agreement.

         "Centers" shall mean the centers set forth on Schedule B attached hereto and referred to in the Recitals section of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

         "Companies' Representative" shall have the meaning set forth in Section 10.15.

         "Confidentiality Agreement" shall have the meaning set forth in Section 4.3.

         "Effective Date" shall have the meaning set forth in Section 1.4.

         "Escrow Amount" shall have the meaning set forth in Section 1.3.

         "Excluded Liabilities" shall have the meaning set forth in Section 1.2.

         "Foundation" shall mean Foundation Health, A Florida Health Plan, Inc.

         "Foundation Contracts" means the following: (i) the Managed Care Services Agreement dated as of December 1, 1995, as amended, by and between CareFlorida, Inc. and National Health Administrators, Inc., and (ii) the Provider Group Services Agreement dated as of June 1, 1991, as amended, by and between CareFlorida, Inc. and National Care Centers of America, Inc.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, panels, ministries or other instrumentalities.

         "Indemnified Party" shall have the meaning set forth in Section 5.2.

         "Indemnifying Party" shall have the meaning set forth in Section 5.2.

         "Knowledge of the Sellers" means the knowledge of Parent or Sellers or any of their respective directors or officers with respect to the matter in question which reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         "Legal Requirements" means, when described as being applicable to any Person, any and all laws (statutory, judicial or otherwise) (including, but not limited to, the federal Occupational Safety and Health Act of 1970, 42 U.S.C. ss. 1320a-7b, the statutes recodified or enacted by the federal Medicare and Medicaid Patient and Program Protection Act of 1987 and the Americans With Disabilities Act of 1990) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements or undertakings with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loss" shall have the meaning set forth in Section 5.2.

         "Non-Competition and Non-Solicitation Agreement" shall be in the form and substance of Exhibit G attached hereto, to be executed by each of the affiliates of the Companies set forth on Schedule 1.5(vii) attached hereto.

         "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Physician Agreements" shall mean those agreements between any of the Sellers and the Physicians listed on Schedule C.

         "Physicians" shall mean the physicians listed on Schedule C that provide primary health care services pursuant to the Foundation Contracts and referred to in the Recitals section of this Agreement.

         "Policies" shall have the meaning set forth in Section 2.10.

         "Related Agreements" mean any other agreements or instruments to be executed in connection herewith or therewith, including without limitation the exhibits hereto.

         "Sub Provider Agreement" shall be in the form and substance of Exhibit F attached hereto.

         "Taxes" mean any foreign, federal, state or local tax assessment or governmental charge.

         "Territory" means Miami-Dade and Broward Counties, Florida.

         "Third Party Claim" shall have the meaning set forth in Section 5.2.

         "Used" means with respect to the Assets (other than the Excluded Assets) those assets owned, leased, licensed or otherwise held by the Sellers which were acquired for use or held for use by the Sellers in connection with the Business, whether or not reflected on the Sellers' books of account.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement and the Related Agreements shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto.

         10.2 Amendments and Waivers. This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved in writing by Purchaser and the Companies. No delay in the exercise of any rights hereunder by any party shall operate as a waiver of any rights of such party.

         10.3 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to Continucare or to the Companies at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

         If to any Company:        CareMed Health Systems, Inc.
                                   420 Lincoln Road, Suite 432
                                   Miami Beach, Florida  33139
                                   Attn:  Pablo L. Cejas
                                    and

         with a copy to:            Steel Hector & Davis, LLP
                                    200 South Biscayne Blvd., Suite 4000
                                    Miami, Florida  33131
                                    Attention: Thomas R. McGuigan, P.A.

         If to the Purchaser:       c/o Continucare Corporation
                                    100 S.E. 2nd Street, 36th Floor
                                    Miami, Florida 33131
                                    Attention:  Susan Tarbe, Executive Vice
                                                  President and General Counsel

         with copy to:              Greenberg Traurig, P.A.
                                    1221 Brickell Avenue
                                    Miami, Florida  33131
                                    Attention:  Rebecca R. Orand

         10.4 Expenses. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

         10.5 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

         10.6 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

         10.7 Further Assurances. Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         10.8 Governing Law. This Agreement shall be deemed a contract made under the laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State.

         10.9 Attorneys' Fees. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         10.10 Publicity. Neither party shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the other party, except as required by law (in which case, so far as possible, there shall be consultation between the parties prior to such announcement).

         10.11 Entire Agreement. This Agreement (including exhibits and schedules), together with the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.

         10.12 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         10.13 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

         10.14 Specific Performance. The Companies recognize and agree that the Purchaser shall not have an adequate remedy if the Companies fail to satisfy the provisions of this Agreement and that damages will not be readily ascertainable, and that the Companies expressly agree that in the event of such failure the Purchaser shall be entitled to seek specific performance of the Companies' obligations hereunder and that the Companies will not oppose an application seeking such specific performance.

         10.15 Companies' Representative. The Sellers hereby designate Pablo L. Cejas to be the "Companies' Representative." The Companies' Representative shall act as the representative and agent of the Companies with respect to certain matters arising under and in connection with this Agreement, including, without limitation, payment of the Purchase Price to the Companies' Representative on behalf of the Companies' and with respect to indemnification claims made by Purchaser against the Companies under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth in the first paragraph.


                                       CAREMED HEALTH SYSTEMS, INC.



                                       By: /s/ Pablo L. Cejas
                                          -------------------------------------
                                       Name:  Pablo L. Cejas
                                       Title: President



                                       CAREMED MEDICAL MANAGEMENT, INC.



                                       By: /s/ Osvaldo Martinez
                                          -------------------------------------
                                       Name:  Osvaldo Martinez
                                       Title: President



                                       CAREMED HEALTH ADMINISTRATOR'S, INC.



                                       By: /s/ Osvaldo Martinez
                                          -------------------------------------
                                       Name:  Osvaldo Martinez
                                       Title: President



                                       CONTINUCARE MANAGED CARE, INC.



                                       By: /s/ Charles M. Fernandez
                                          -------------------------------------
                                       Name:  Charles M. Fernandez
                                       Title: Chairman






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